Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 33-80710, 33-85666, and 333-11121) on Form S-8 of Cytec Industries Inc. of our report dated June 27, 2011 on our audit of the financial statements and supplemental schedule of Cytec Employees’ Savings and Profit Sharing Plan as of and for the year ended December 31, 2010, which report is included in this annual report on Form 11-K filed on or about June 27, 2011.

/s/ EISNERAMPER LLP

Bridgewater, New Jersey

June 27, 2011